Exhibit 3.1

Amendment to

Amended and Restated Bylaws of

Primo Water Corporation

(a)	Section 3.05 is hereby deleted and replaced to read and provide in its entirety as follows:

“SECTION 3.05. Chairman. There may be a Chairman of the Board of Directors elected by the directors from their number at any meeting of the Board of Directors. The Board of Directors shall designate the Chairman as either a “non-executive” Chairman of the Board of Directors or, in accordance with Section 5.05 of these Bylaws, an Executive Chairman of the Board of Directors. References in these Bylaws to the “Chairman of the Board of Directors” shall mean the non-executive Chairman or the Executive Chairman, as designated by the Board of Directors. The Chairman shall preside at all meetings of the Board of Directors and of stockholders and perform such other duties as may be directed by the Board of Directors. Until a Chairman of the Board of Directors is elected, the President of the Corporation shall preside at the meetings of the Board of Directors provided such person is a director.”

(b)	Section 5.05 is hereby deleted and replaced to read and provide in its entirety as follows:

“SECTION 5.05. Chairman of the Board. The Board of Directors may, but need not, appoint from among its members an officer designated as the Chairman of the Board. The Board of Directors shall specify whether such Chairman of the Board of Directors is a non-executive Chairman of the Board of Directors or an Executive Chairman. If there is appointed a Chairman of the Board and such Chairman of the Board is also designated by the Board of Directors to be the Chief Executive Officer, then the Chairman of the Board shall have all of the duties and authority of the Chief Executive Officer and shall also, when present, preside over meetings of the stockholders and the Board of Directors. If there is a Chairman of the Board but such Chairman of the Board is not also designated as the Chief Executive Officer, then the Chairman of the Board shall, when present, preside over meetings of the stockholders and the Board of Directors and shall have such other duties and authority as may be prescribed from time to time by the Board of Directors or as are provided for elsewhere in these Bylaws. In the event that the Board of Directors designates its Chairman of the Board of Directors as an Executive Chairman, such Executive Chairman shall, in addition to his other duties as provided by these Bylaws, advise and counsel the Chief Executive Officer and the other officers of the Corporation. The designation of and any reference to the Chairman of the Board may be shortened to “the Chairman,” and all references to either “the Chairman of the Board” or “the Chairman” of the Corporation shall mean the Chairman of the Board described in this Section 5.05.”

Adopted by the

Board of Directors of Primo Water Corporation

April 27, 2017